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                                                                 EXHIBIT 10.20.1

                                PAYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is effective this 4th day of August, 2005, and is made by and between Epixtar Corp. ("Epixtar") and Steve Rasmussen, David Mullaney and Brad Yeater (collectively referred to as the "former shareholders").

WHEREAS, the former shareholders entered into an Acquisition Agreement with Epixtar dated November 29, 2004, for the sale of all issued and outstanding shares of the common stock of Epixtar Marketing Corp. ("EMC"), then Innovative Marketing Strategies, Inc. ("IMS") to Epixtar;

WHEREAS, Epixtar tendered a payment to the former shareholders on the closing date of the acquisition and executed a non-interest bearing Promissory Note (the "Note"), dated January 7, 2005, for the remaining balance due to the former shareholders;

WHEREAS, Epixtar acquired IMS and officially changed the name of its newly acquired subsidiary to EMC;

WHEREAS, as of the effective date of this Agreement, the outstanding balance due on the Note is Four Million Five Hundred Ninety-Three Thousand Eight Hundred Twenty-Eight Dollars and Six Cents ($4,593,828.06) (the "outstanding balance");

WHEREAS, the parties have mutually agreed to set forth new terms for the outstanding balance and payment of that balance pursuant to the Note.

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, their receipt and sufficiency being hereby acknowledged, the parties hereto do mutually agree as follows:

1. The former shareholders have agreed to reduce the current outstanding balance by fifty percent (50%) to Two Million Two Hundred Ninety-Six Thousand Nine Hundred Fourteen Dollars and Three Cents ($2,296,914.03) (the "New Debt"), which New Debt shall be repayable in full as set forth below.

2. On or before August 5, 2005, Epixtar shall pay to the former shareholders a payment in the amount of One Hundred Twelve Thousand Six Hundred Ninety-One Dollars and Forty-One Cents ($112,691.41).

3. On or before August 12, 2005, Epixtar shall pay to the former shareholders a payment in the amount of One Hundred Twelve Thousand Six Hundred Ninety-One Dollars and Forty-One Cents ($112,691.41).

4. On or before September 5, 2005 and on each successive week thereafter until January 22, 2007, Epixtar shall pay to the former shareholders installments in the amount of Twenty-Eight Thousand One Hundred Seventy-Two Dollars and Eighty-Five Cents ($28,172.85) each week.

5. On or before January 29, 2007, Epixtar shall make one final payment in the amount of the remaining balance of the New Debt amounting to Fourteen Thousand Nine Hundred Twelve Dollars and Ninety-Eight Cents ($14,913.16) in complete satisfaction of the outstanding balance.

6. The Parties agree that this Agreement sets forth the entire understanding of the parties hereto and supersedes all prior oral and written agreements, including the Note, between the parties relative to the subject matter hereof and merges all prior and contemporaneous discussions between them. Neither party shall be bound by any condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement, unless hereafter set forth in a written instrument executed by such party. This Agreement may only be amended, modified or supplemented if done so in writing and signed by an authorized representative of each party hereto.

7. Each of the following, if uncured within the applicable time period set forth below, shall constitute an "Event of Default" under this Agreement:

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(i) failure of the Epixtar to make any payment under this Agreement when due; or

(ii) any assignment for the benefit of Epixtar's creditors or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Epixtar, any of which are not dismissed within sixty (60) days.

8. Epixtar shall have ten (10) business days after receipt of written notice from the former shareholders of an Event of Default in which to cure the stated Event of Default. If Epixtar cures the stated Event of Default within the allotted ten (10) day cure period, the cured Event of Default will be deemed to have not occurred. Interest shall not be applicable in the event a late payment is made.

9. Notwithstanding Section 6 of this Agreement, or anything else herein to the contrary, upon the occurrence of an Event of Default by Epixtar hereunder that remains uncured for any applicable cure period, this Agreement shall immediately become null and void and the terms of the Note and all related documents shall be reinstated in full force and effect without the need for any further action by the parties. Such an event shall also be deemed an event of default under the Note, and all related documents, and shall, at the option of the former shareholders, result in the acceleration of any amount due under the Note and related documents with full credit shall be given to Epixtar for any and all payments made up until that time pursuant to this Agreement.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law principles. The parties agree that any and all disputes arising out of or related to this Agreement shall be litigated and heard exclusively in the United States District Court for the Southern District of Florida located in Miami-Dade County, Florida. The parties agree that all discovery in such litigation shall occur only in Miami-Dade County, Florida. If a party institutes any action or proceeding against the other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party in such action or proceeding will reimburse the successful party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the successful party.

11. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

12. The rule of construction that a written Agreement be construed against the party preparing or drafting such Agreement shall specifically not be applicable in the interpretation of this Agreement and any documents executed and delivered pursuant to or in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EPIXTAR CORP.                                         STEVE RASMUSSEN


By _________________________                          ________________________


                                                      DAVID MULLANEY


                                                      ________________________


                                                      BRAD YEATER


                                                      ________________________

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